SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

     This Separation Agreement and General Release of All Claims (“Agreement”) is entered into by and between Patricia A. McKay (“Executive”) and AutoNation, Inc. (“AutoNation” or “Company”) relating to Executive’s employment and separation of employment from the Company. When used herein, the term “Company” includes each and every officer, director, employee, agent, parent corporation(s), subsidiary corporation(s), wholly owned companies, affiliate(s) and division(s), their successors, assigns, beneficiaries, servants, legal representatives, insurers and heirs.

1.	Separation Date. As a result of the Company’s restructuring of its operations, Executive’s employment with the Company was terminated effective May 1, 2003. On the next regular payroll date following her separation, the Company will pay to Executive all wages earned through the effective date of her separation. On or before the payroll date for the pay period ending May 22, 2003, the Company will pay to Executive seven (7) days of unused vacation time accrued by Executive through the effective date of her separation. Executive acknowledges that the Company owes no other bonuses, commissions, wages, vacation pay, sick pay, or benefits to Executive as of the date of this Agreement.

2.	Company Consideration. For and in consideration for the promises made by Executive in this Agreement, AutoNation agrees as follows:

(a)	Severance Compensation. AutoNation shall pay to Executive a severance payment equal to eleven (11) months of base salary, less applicable taxes and withholdings. The severance payment will be disbursed no later than the Company’s first payroll date after Executive has signed and returned this Agreement to the Company and the revocation period provided in this Agreement has expired.

(b)	Additional Severance Compensation. AutoNation shall pay to Executive an additional severance payment in the total amount of Ten Thousand One Hundred Eighty-Seven Dollars and Fifty-Four Cents ($10,187.54), less applicable taxes and withholdings. This additional severance payment is equal to the cost of health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), not grossed up for taxes, based on Executive’s health and/or dental elections as of April 1, 2003 and an eleven (11) month period. Executive is not required to elect COBRA (as more fully explained in Paragraph 4 herein). This additional severance payment will be disbursed in a lump sum no later than fourteen (14) calendar days after Executive has signed and returned this Agreement to the Company and the revocation period provided in this Agreement has expired.

(c)	Outplacement. Upon Executive’s request, AutoNation shall provide executive outplacement services to Executive to assist in her efforts to obtain other employment. AutoNation and Executive acknowledge that such services commenced as of March 26, 2003 and shall continue to be provided after Executive has signed and returned this Agreement to the Company and the revocation period provided in this Agreement has expired.

(d)	No Entitlement. AutoNation shall not be obligated to provide any consideration other than the consideration discussed in this Paragraph 2. The benefits provided to Executive by AutoNation pursuant to this Paragraph 2 represent benefits that Executive would not be entitled to absent this Agreement.

3.	Stock Options. Executive’s stock options cease vesting as of the date of Executive’s separation of employment from the Company (i.e., May 1, 2003) and all unvested stock options that Executive has terminate as of such date. As provided for in the applicable Stock Option Plan, Executive will have sixty (60) calendar days immediately following Executive’s date of separation of employment to exercise Executive’s vested stock options. Any vested stock options that Executive has not exercised on or prior to sixty (60) calendar days immediately following the date of Executive’s separation of employment will terminate and be forfeited effective as of such date.

4.	Other Benefits. Executive’s participation in the Company’s group medical and dental programs ceases on May 31, 2003. As of June 1, 2003, Executive will be responsible for paying her entire monthly COBRA premiums. Executive must elect to receive COBRA if she wants continuation coverage under the Company’s group health benefits programs. Executive’s right to COBRA and the time for electing COBRA and making the required COBRA payments will be explained in a separate COBRA notice package. Also as of May 1, 2003, Executive is no longer eligible to participate in any other benefit programs offered by the Company, including, but not limited to, vacation, 401(k) plan, short-term and long-term disability, accidental death and dismemberment and life and dependent life insurance programs.

5.	Compliance with Other Agreements. Executive acknowledges and agrees that she has complied and shall continue to comply with the terms of all other agreements between Executive and the Company.

6.	Cooperation. Executive agrees to make herself available to the Company and its officers, if necessary, for consultation on a reasonable basis from time to time as to any matters on which she worked while an employee of the Company. The Company acknowledges that Executive may have other full-time employment and the Company agrees that it will use its reasonable efforts to minimize the amount of time that any such consultation shall require of her. Executive further agrees not to testify for, appear on behalf of, or otherwise assist in any way any individual, company, or agency in any claim against the Company, unless and only pursuant to a lawful subpoena issued to Executive. Executive also agrees to promptly notify the Company upon receipt of any notice or contact (including whether written or oral, and including any subpoena or deposition notice) requesting or compelling information or her testimony or requesting documents related to matters which she worked on while an employee of the Company, and Executive agrees to coordinate with the Company in any response thereto.

7.	Confidential Information. Executive agrees that the records, information, files, lists, operations data, and other materials of the Company that Executive created, used, or had access to during her employment with the Company belong exclusively to the Company and are confidential. Executive further agrees that information about the Company’s customers or other organizations with which it does business is the exclusive property of the Company and is also confidential. Executive shall not use or disclose any such confidential information, for the benefit of herself or another, and shall treat such information as confidential, unless she has specific prior written authorization from the Company to use or disclose it.

8.	Return of Company Property. Executive agrees to return all property belonging to the Company in her possession or under her control (including, without limitation, cellular telephone, pager, company identification card, laptop computer, etc.) no later than the effective date of this Agreement. Executive also understands and agrees that, effective on the date of Executive’s separation, Executive was and is no longer authorized to incur any expenses or obligations or liabilities on behalf of the Company.

9.	No Right to Give Interviews. Executive agrees that she shall not give any interviews or speeches concerning the Company, any matter that she participated in while an employee of the Company, or any past or present employee of the Company, or in relation to any matter concerning the Company occurring after the date of her separation. Nor shall Executive, directly or indirectly, prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions, or other creations concerning the Company or concerning any person whom any member of the public might associate with the Company.

10.	Non-Disparagement. Executive agrees not to undertake any disparaging conduct directed at the Company and to refrain from making any negative or derogatory statements concerning the Company. Executive waives any privilege or qualified privilege that may apply to any such communication.

11.	Full General Release of Claims. Except for the obligations set forth in this Agreement, Executive, for herself and for her heirs, successors and assigns, irrevocably and unconditionally releases and forever discharges the Company, its parents, subsidiaries and affiliates, and all of their successors, assigns, officers, directors, representatives, agents, employees, associates, and all other persons acting for or on behalf of any of them, from any and all claims, complaints, liabilities, obligations, promises, agreements, damages, causes of action, costs, losses, debts and expenses of every kind, in law or in equity, whether known or unknown, foreseen or unforeseen, from the beginning of time to the date of this Agreement, including any and all claims in connection with Executive’s employment with the Company, including without limitation, those claims arising from or relating to Executive’s separation from employment with the Company. This general release is a full and final bar to any claims Executive may have against the Company, including, without limitation, any claims:

(a)	arising from Executive’s pay, bonuses, vacation, or any other employee benefits, and other terms and conditions of employment or employment practices of the Company;

(b)	relating to stock options, whether pursuant to a stock option plan, agreement or otherwise (except, in the event that Executive’s separation of employment is without “cause,” as expressly provided in the applicable stock option plan, with respect to the right to exercise vested stock options within 60 days of separation of employment);

(c)	relating to any claims for punitive, compensatory, and/or retaliatory discharge damages; back and/or front pay claims and fringe benefits; or payment of any attorneys’ fees for Executive;

(d)	arising under Civil Rights Acts of 1866, 1871, and 1991; Title VII of the Civil Right Act of 1964; 42 U.S.C. §1981; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act; the Rehabilitation Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; the Age Discrimination in Employment Act; the Older Worker Benefits Protection Act; the

Occupational Safety and Health Act; the Family and Medical Leave Act; the Consolidated Omnibus Benefit Reconciliation Act; Florida’s workers’ compensation law; the Florida Civil Rights Act (as any of these laws may have been amended); or any other federal, state, or local labor, employment, or anti-discrimination laws; and/or

(e)	based on any contract, tort, whistleblower, personal injury, or wrongful discharge theory.

12.	Time to Consider. Executive has been advised to consult with an attorney prior to signing this Agreement. Executive has 45 calendar days from the date that she receives this Agreement to consider and accept this Agreement by signing and returning this Agreement to the Senior Vice President, Corporate Human Resources, AutoNation, Inc., 110 Southeast Sixth Street, Fort Lauderdale, Florida 33301. A list of the eligibility factors for the terminations resulting from the Company’s restructuring is attached hereto.

13.	Revocation Period. The Company and Executive acknowledge that Executive has the right to revoke this Agreement within seven calendar days following the date Executive signs this Agreement (“revocation period”). If Executive does not advise the Company in writing within the revocation period of her intent to revoke this Agreement, this Agreement will become effective and enforceable upon the expiration of the seven days.

14.	Voluntary Action. Executive acknowledges that she has read each paragraph of this Agreement and understands her rights and obligations. Executive further acknowledges and agrees that: (a) this Agreement is written in a manner understandable to her; (b) this Agreement is granted in exchange for consideration which is in addition to anything of value to which Executive is otherwise entitled; (c) she has been given a reasonable opportunity to consider and review this Agreement; (d) she has had an opportunity to consult with an attorney prior to deciding whether to enter into this Agreement; (e) she may challenge the validity of her waiver in this Agreement of her rights under the Age Discrimination in Employment Act and the Older Worker Benefits Protection Act; and (f) her signature on this Agreement is knowing and voluntary.

15.	Miscellaneous.

(a)	Entire Agreement. Except as stated in this paragraph, this Agreement contains the entire agreement between Executive and the Company relating to the subject matter hereof, and all prior agreements, negotiations and representations are replaced by this Agreement. Nothing in this Agreement shall limit or modify the rights of the Company or the obligations of Executive contained in any confidentiality agreement, non-compete agreement and/or restrictive covenants previously signed by Executive, as amended, modified and/or supplemented, as such provisions shall survive the execution of this Agreement and separation of employment. In addition, nothing in this Agreement shall limit or modify the rights and obligations of the parties as contained in any exculpatory provisions or indemnification provisions set forth in the Company’s articles, bylaws or other governing documents, and any insurance (including fidelity and director and officer insurance) applicable to Executive’s employment with the Company. This Agreement may only be changed by a written amendment signed by Executive and the Senior Vice President of Corporate Human Resources.

(b)	No Admission. The Company and Executive agree that the payments to Executive, and the terms and conditions of said payments by the Company, are not to be construed as an admission of liability by the Company. Executive specifically agrees that the Company’s payments are not intended to be, and will not be offered in evidence or argued in any proceeding as, an admission of liability. The Company specifically disclaims any liability to Executive or to any other person or entity.

(c)	Severability. The invalidity, illegality, or unenforceability of any provision of this Agreement will not affect any other provision of this Agreement, which shall remain in full force and effect. Nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement, or any portion thereof, is held to be invalid, illegal, or unenforceable in any respect, this Agreement shall be reformed, construed, and enforced as if such invalid, illegal, or unenforceable provision had never been contained herein.

(d)	Effect of Waiver. The failure of the Company at any time to require performance of any provision of this Agreement will in no manner affect the right to enforce the same.

(e)	Exclusive Venue and Jurisdiction. Any suit, action, or proceeding relating to this Agreement shall be brought in the state courts of Broward County, Florida or in the United States District Court for the Southern District of Florida. The Company and Executive hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action, or proceeding.

(f)	Binding Nature. This Agreement will be binding upon AutoNation and Executive and will inure to the benefit of any successor or successors of the Company. This Agreement is not assignable by Executive, except in the case of death or permanent and total disability where Executive’s estate or guardian shall be entitled to receive the consideration to be paid under Paragraph 2 of this Agreement.

(g)	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

(h)	Headings. The section headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)	Construction. The Company and Executive have jointly participated in the negotiation of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted jointly by the Company and Executive and no presumptions or burdens of proof shall arise favoring any party by virtue of authorship of this Agreement.

(j)	Notice. Any notice, request, statement, information or other document to be given to either party by the other must be in writing and delivered as follows:

If to the Company:	If to Executive:
Senior Vice President
Corporate Human Resources
AutoNation, Inc.
110 S.E. Sixth Street
Fort Lauderdale, Florida 33301

With Copy to:
General Counsel
AutoNation, Inc.
110 S.E. Sixth Street
Fort Lauderdale, Florida 33301

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of a change of address.

(k)	Liability for Breach. In the event of Executive’s breach of any terms of this Agreement, the Company may pursue any and all remedies allowable under state and/or federal law. Depending on the interpretation of applicable law, these remedies may include monetary damages, equitable relief, and recoupment of the severance benefits described in Paragraph 2 of this Agreement. In the event of Executive’s breach of Paragraph 5 (“Compliance with Other Agreements” provision), Paragraph 6 (“Cooperation” provision), Paragraph 7 (“Confidential Information” provision), Paragraph 8 (“Return of Company Property” provision), Paragraph 9 (“No Right to Give Interviews” provision), and/or Paragraph 10 (“Non-Disparagement” provision), Executive agrees that she will relinquish the severance benefits set forth in Paragraph 2 of this Agreement. The Company may also pursue recovery of attorney’s fees to the extent allowable under state and/or federal law.

(l)	Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without regard to its choice of law rules.

     IN WITNESS WHEREOF, the Company and Executive have executed this Separation Agreement and General Release of All Claims on the date set forth by each party below.

AutoNation, Inc.		Executive
By:
	/s/ PETER C. SMITH	/s/ PATRICIA A. McKAY
	Peter C. Smith	Patricia A. McKay
Its:	Senior Vice President
Human Resources
Date:		Date:
	6/11/03	6/10/03

To be Signed by Executive upon Receipt of Agreement:

I hereby acknowledge that I received a copy of this Separation Agreement and Release of All Claims on this 14 day of May 2003, and was informed that I have up to 45 days from this date to consider it before signing.

/s/ PATRICIA A. McKAY
Executive

AUTONATION INVOLUNTARY TERMINATION PROGRAM -
NOTICE OF ELIGIBILITY FACTORS

In the process of determining which AutoNation associates would be selected for termination, the Company followed specific procedures to ensure fairness. Specifically, the Company selected associates based upon one or more of the following factors: the associate’s job experience and skills; change in the duties or requirements of the associate’s position; elimination of the associate’s position; and/or performance history.